                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                            COLTEC INDUSTRIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                                 COLTEC INDUSTRIES INC
      [LOGO]
                                                                 430 PARK AVENUE
                                                        NEW YORK, NEW YORK 10022
--------------------------------------------------------------------------------
            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS -- MAY 1, 1996

To the Shareholders of Coltec Industries Inc:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Coltec Industries Inc ("Coltec") will be held at the Des Moines Marriott Hotel, 700 Grand Avenue, Des Moines, Iowa, on Wednesday, May 1, 1996, at 10:00 a.m., local time, for the following purposes and for the transaction of such other business as may be properly brought before the meeting:

    1.  Electing a Board of Directors consisting of seven members. [Proposal 1]

    2. Ratifying the appointment of Arthur Andersen LLP as the independent public accountants of Coltec to serve as such at the pleasure of the Board of Directors. [Proposal 2]

    Only holders of record of Common Stock of Coltec at the close of business on March 18, 1996, are entitled to notice of the meeting and to vote thereat and at any and all adjournments thereof.

                                            By order of the Board of Directors
                                                     Robert J. Tubbs
                                                        SECRETARY

March 22, 1996

                            YOUR VOTE IS IMPORTANT.
    TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD
       AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                                                 COLTEC INDUSTRIES INC
      [LOGO]
                                                                 430 PARK AVENUE
                                                        NEW YORK, NEW YORK 10022
--------------------------------------------------------------------------------
                                PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 1, 1996

    This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Coltec Industries Inc ("Coltec") of proxies for use at the Annual Meeting of Shareholders of Coltec to be held on May 1, 1996, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent to Coltec's shareholders is March 29, 1996. Any proxy being solicited herewith may be revoked at any time prior to its exercise, but the revocation of the proxy shall not be effective until notice thereof has been given to the Secretary of Coltec. Appearance in person at the Annual Meeting will not constitute a revocation of an otherwise valid proxy. In the event that shares are represented by more than one properly executed proxy, the proxy bearing the most recent date will be voted at the Annual Meeting.

    Each shareholder of record on March 18, 1996 is entitled to vote every share held in his or her name on the books of Coltec. On March 18, 1996, there were outstanding 70,168,963 shares of Coltec's Common Stock, par value $.01 per share (not including 100,346 shares held in treasury and 25,000,000 shares held by a wholly owned subsidiary) (the "Common Stock"). Coltec's transfer books will not be closed. Each share which may be voted at the Annual Meeting is entitled to one vote on all matters to be considered. Votes will be counted and certified by the Inspector of Election, who is an employee of Chemical Mellon Shareholder Services, L.L.C., Coltec's independent Transfer Agent and Registrar. Under Securities and Exchange Commission rules, boxes and designated blank spaces are provided on the accompanying form of proxy for shareholders to mark if they wish either to withhold authority to vote for one or more nominees for director or to abstain on Proposal 2. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individual. In accordance with Pennsylvania law, abstentions are not counted in determining the votes cast in connection with Proposal 2. Under New York Stock Exchange rules, the election of directors and appointment of independent auditors are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the shareholders' meeting.

    The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of stock entitled to vote is the required quorum for the transaction of business at the meeting.

PROPOSAL 1 -- ELECTION OF DIRECTORS

    One purpose of the meeting is to elect seven directors to serve until the next Annual Meeting or until their successors are elected and qualified. The seven nominees receiving the greatest number of votes cast by the holders of the Common Stock entitled to vote at the meeting will be elected directors of Coltec (assuming a quorum is present). All proxies will be voted in accordance with instructions contained thereon. If no specific instructions are given, the persons named as proxies in the accompanying form of proxy will vote for the seven nominees named by the Board of Directors of Coltec and listed below. In the event that, by reason of death or other unexpected occurrence, any one or more of such nominees shall not be available for election, the persons named as proxies in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of Coltec may propose. A vote FOR the nominees includes discretionary authority to vote for a substitute nominee if any of the nominees listed becomes unable or unwilling to serve.

    All nominees are currently directors of Coltec and were previously elected by the shareholders:

                                                                                                       DIRECTOR OF
                                                                                                       COLTEC (OR
                                                                                                      PREDECESSOR)
NAME, AGE AND BUSINESS EXPERIENCE DURING PAST FIVE YEARS                                                  SINCE
----------------------------------------------------------------------------------------------------  -------------
Joseph R. Coppola, 65...............................................................................         1994
  Member of the Audit Committee and member of the Stock Option and Compensation Committee of Coltec.
   Chairman, Chief  Executive Officer  and  President of  Giddings &  Lewis,  Inc., a  machine  tool manufacturing  company, since  July 1993.  From prior  to 1991  to July  1993 he  was Senior Vice
   President, Manufacturing  Services  of  Cooper  Industries,  Inc.,  a  diversified  manufacturing company. Director of Belden Inc., a manufacturer of electrical wire and cable.
John W. Guffey, Jr., 58.............................................................................         1991
  Chairman of the Board, Chief Executive Officer and President of Coltec since February 1995. Member of  the Executive Committee of  Coltec. President and Chief Operating  Officer of Coltec from May
   1991 to January  1995. From prior  to 1991 to  May 1991 he  was the President  of the  Mechanical
   Packing  Division of  Garlock Inc, a  wholly owned  subsidiary of Coltec,  and served  as a Group
   President of Coltec. Director of Gleason Corp.,  a manufacturer of machine tools, and Giddings  &
   Lewis, Inc.
David I. Margolis, 66...............................................................................         1963
  Chairman  of the Executive Committee of Coltec since October 1994. Chairman of the Board and Chief
   Excutive Officer  of Coltec  from  prior to  1991  to retirement  from  Coltec in  January  1995.
   President  of Coltec from prior to  1991 to May 1991. Director  of Burlington Industries, Inc., a
   manufacturer of textiles, and Fort Howard Corporation, a manufacturer of paper products.
J. Bradford Mooney, Jr., 65.........................................................................         1992
  Chairman of the  Audit Committee  and member  of the Stock  Option and  Compensation Committee  of
   Coltec.  Rear Admiral, United  States Navy (retired).  President and Managing  Director of Harbor
   Branch Oceanographic Institution,  Inc. from prior  to 1991  to March 1992.  Consultant in  ocean engineering and research management since September 1987.
Joel Moses, 54......................................................................................         1992
  Chairman  of the Stock Option and Compensation Committee  and member of the Executive Committee of
   Coltec. Provost, Massachusetts  Institute of Technology  ("MIT"), since June  1995. D.C.  Jackson
   Professor  of  Computer  Science  and  Engineering,  MIT  since  January  1991.  Dean,  School of
   Engineering, MIT,  from  January  1991  to  June  1995.  Director  of  Analog  Devices,  Inc.,  a
   manufacturer of integrated circuits.
Paul G. Schoen, 51..................................................................................         1994
  Executive  Vice President, Finance; Treasurer and Chief  Financial Officer of Coltec since January
   1994. Senior Vice President, Finance;  Treasurer and Chief Financial  Officer of Coltec from  May
   1991  to December 1993. Senior Vice  President and Controller of Coltec  from January 1991 to May
   1991.
Richard A. Stuckey, 64..............................................................................         1994
  Member of the Audit Committee and member of the Stock Option and Compensation Committee of Coltec.
   Chief Economist, E.I. du Pont de Nemours and Company, Inc. from prior to 1991 to retirement  from
   E.I.  du Pont de  Nemours and Company, Inc.  in December 1994.  Economic consultant since January
   1995.

           BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

    The Board of Directors of Coltec held 10 meetings during 1995. The Board of Directors of Coltec has standing audit, compensation and executive committees and does not have a nominating committee.

    The Audit Committee, which consists of Mr. Mooney (Chairman), Mr. Coppola and Mr. Stuckey, held two meetings during 1995. This Committee meets with representatives of Coltec's independent public accountants and meets with Coltec's internal auditors and representatives of the financial departments to consider matters relating to the annual audit (including objectives, scope and fees) and such other matters as such auditors and representatives wish to raise for consideration. This Committee also reviews with representatives of the financial departments and internal auditors and representatives of Coltec's independent public accountants recommendations of any of such auditors to improve internal accounting procedures and controls. This Committee reports to the Board of Directors and serves as liaison between the Board of Directors and Coltec's independent public accountants.

    The Stock Option and Compensation Committee (the "Compensation Committee"), which consists of Professor Moses (Chairman) and Messrs. Coppola, Mooney and Stuckey, held five meetings during 1995. This Committee prescribes salaries, incentive awards and other compensation of the executive officers of Coltec. This Committee also administers certain of Coltec's compensation plans.

    The Executive Committee, which consists of Mr. Margolis (Chairman) and Messrs. Guffey and Moses, held two meetings in 1995. This Committee provides oversight of Board affairs, oversight of relationships with principal shareholders, long-term strategic planning, and advice on political and legislative matters.

    During 1995, each director attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he served.

    Since January 1, 1995, Coltec and its subsidiary corporations have purchased machine tool products and related services from Giddings & Lewis, Inc. for amounts aggregating approximately $4.6 million. These purchases were effected in the ordinary course of business on terms at least as favorable to Coltec and its subsidiaries as those obtainable in similar transactions with unaffiliated parties and include the purchase of two numerically-controlled boring mill machine tools at costs in excess of $2 million each.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below is certain information (as of March 1, 1996) with respect to persons known to Coltec to be the beneficial owners of more than five percent of the Common Stock. This information is based on statements on Schedules 13D or 13G filed by beneficial owners with the Securities and Exchange Commission and other information available to Coltec.

                                                    AMOUNT AND
                                                     NATURE OF
                                                    BENEFICIAL    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNERSHIP     CLASS(A)
--------------------------------------------------  -----------  ------------
J.P. Morgan & Co. Incorporated....................   14,370,138     20.5(b)
  60 Wall Street
  New York, NY 10260
Oppenheimer Group, Inc............................    8,617,104     12.3(c)
  Oppenheimer Tower
  World Financial Center
  New York, NY 10281
Neuberger & Berman L.P............................    7,259,039     10.3(d)
  605 Third Avenue
  New York, NY 10158
The Capital Group Companies, Inc..................    5,364,900      7.6(e)
  333 South Hope Street
  Los Angeles, CA 90071
The Equitable Companies Incorporated..............    5,155,750      7.3(f)
  787 Seventh Avenue
  New York, NY 10019
GSB Investment Mgmt., Inc.........................    4,601,165      6.6(g)
  301 Commerce Street, Suite 1501
  Fort Worth, TX 76102

------------------------
(a) The percentage is calculated on the basis of 70,168,963 shares of Common Stock outstanding on March 1, 1996.

(b) In its Amendment No. 4 to Schedule 13G dated December 29, 1995, J.P. Morgan & Co. Incorporated reported that it has sole voting power for 9,863,033 shares, shared voting power for 121,400 shares, sole investment power for 14,137,238 shares and shared investment power for 185,400 shares.

(c) In its Amendment No. 4 to Schedule 13G dated February 1, 1996, Oppenheimer Group, Inc. reported that it had shared voting power and shared investment power (with certain of its affiliates) with respect to all such shares and that it had filed such Schedule 13G on its behalf and on behalf of certain of its affiliates as a parent holding company.

(d) In its Amendment No. 1 to Schedule 13G dated February 16, 1996, Neuberger & Berman L.P. reported that it had sole voting power for 1,897,700 shares, shared voting power for 3,913,300 shares and shared investment power for 7,259,039 shares and that it had filed such Schedule 13G as a broker dealer and registered investment adviser.

(e) In its Amendment No. 2 to Schedule 13G dated February 9, 1996, The Capital Group Companies, Inc. reported that Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group Companies, Inc., exercised investment discretion with respect to 4,344,900 and 1,020,000 shares, respectively, or a combined total of 7.6% of the outstanding stock which was owned by various institutional investors.

(f) In its Amendment No. 5 to Schedule 13G dated February 9, 1996, The Equitable Companies Incorporated reported that it had sole voting power for 4,204,350 shares, shared voting power for

    310,000 shares, sole investment power for 5,166,450 shares, shared investment power for 200 shares and that it had filed such Schedule 13G on its behalf and on behalf of certain of its affiliates as a parent holding company.

(g) In its Schedule 13G dated February 1, 1996, GSB Investment Mgmt., Inc. reported that it had sole voting power for 2,166,180 shares, sole investment power for 4,397,315 shares and shared investment power for 203,850 shares and that it had filed such Schedule 13G as a registered investment adviser.

                        SECURITY OWNERSHIP OF MANAGEMENT

    Set forth below is information as of March 1, 1996, concerning ownership of Common Stock by all directors and nominees, individually, the executive officers named in the Summary Compensation Table below and all current executive officers and directors of Coltec as a group:

                                                     AMOUNT AND
                                                     NATURE OF
                                                     BENEFICIAL    PERCENT OF
NAME                                                OWNERSHIP(A)    CLASS(B)
--------------------------------------------------  ------------   -----------
Joseph R. Coppola.................................        3,000        *
John M. Cybulski(c)...............................      147,601        *
Richard L. Dashnaw(c).............................      109,465        *
John W. Guffey, Jr.(c)............................      363,415        *
David I. Margolis(c)..............................      296,475        *
J. Bradford Mooney, Jr............................        2,250        *
Joel Moses........................................        2,200        *
Laurence H. Polsky(c).............................       98,903        *
Paul G. Schoen(c).................................      130,010        *
Richard A. Stuckey................................        2,200        *
All directors and executive officers as a group,
 consisting of 11 persons.........................    1,167,980        1.6

------------------------
 *  Less than 1%.

(a) Includes shares subject to options exercisable presently or within 60 days as follows: Mr. Coppola, 2,000 shares; Messrs. Cybulski and Dashnaw, 64,000 shares each; Mr. Guffey, 203,000 shares; Mr. Margolis, 240,000 shares; Messrs. Mooney and Moses, 2,000 shares each; Mr. Polsky, 80,000 shares; Mr. Schoen, 88,000 shares; Mr. Stuckey, 2,000 shares; and all directors and executive officers as a group, 759,000 shares.

(b) The percentages are calculated on the basis of 70,168,963 shares of Common Stock outstanding on March 1, 1996, plus, for any individual or the group, that number of shares deemed to be outstanding because the indicated persons or certain members of the group, respectively, have the right to acquire beneficial ownership within 60 days.

(c) Messrs. Guffey, Polsky and Schoen share certain voting power of 2,800,779 shares (as of January 31, 1996) as trustees of the Coltec Retirement Savings Plan for Salaried Employees (the "Savings Plan"). They disclaim beneficial ownership as to such shares. However, as participants in the Savings Plan, they and Messrs. Cybulski, Dashnaw and Margolis have the following shares of Common Stock credited to their individual accounts as of December 31, 1995 and such shares are included in the table above: Mr. Cybulski, 2,788 shares; Mr. Dashnaw, 4,951 shares; Mr. Guffey, 4,999 shares; Mr. Margolis, 3,631 shares; Mr. Schoen, 5,011 shares; and Mr. Polsky, 1,713 shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning compensation of Coltec's Chief Executive Officers during 1995 and each of the four other most highly compensated executive officers of Coltec (determined as of December 31, 1995) (hereinafter referred to as the "named executive officers") for the fiscal years ended December 31, 1995, 1994 and 1993:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                                                     ---------------------------------------
                                                                               AWARDS
                                                                     --------------------------    PAYOUTS
                                     ANNUAL COMPENSATION                                          ----------
                           ----------------------------------------     (F)           (G)
                                                           (E)       ----------  --------------      (H)              (I)
           (A)                     (C)        (D)      ------------  RESTRICTED    SECURITIES     ----------  --------------------
-------------------------  (B)   --------  ----------  OTHER ANNUAL    STOCK       UNDERLYING        LTIP          ALL OTHER
NAME AND PRINCIPAL         ----   SALARY     BONUS     COMPENSATION    AWARDS       OPTIONS         PAYOUT        COMPENSATION
POSITION                   YEAR    ($)       ($)(1)        ($)         ($)(2)         (#)            ($)             ($)(3)
-------------------------  ----  --------  ----------  ------------  ----------  --------------   ----------  --------------------
John W. Guffey, Jr.......  1995  $666,360  $  944,000  $   --        $   --          550,000      $  --             $111,920
Chairman of the Board,     1994   534,240     855,000      --            --          115,000         --               51,421
 President and Chief       1993   471,960   1,125,500      --            --          --              --              113,529
 Executive Officer
Paul G. Schoen...........  1995   350,280     380,000      --            --          250,000         --               55,061
Executive Vice President,  1994   312,720     438,000      --            --          --              --               32,527
 Finance; Treasurer and    1993   249,540     394,200      --            --           60,000         --               46,938
 Chief Financial Officer
Laurence H. Polsky.......  1995   307,800     350,000      --            --          250,000         --               49,167
Executive Vice President,  1994   285,000     400,000      --            --          --              --               29,815
 Administration            1993   249,540     394,200      --            --           40,000         --               45,271
John M. Cybulski.........  1995   336,060     210,000      --            --          160,000         --               44,035
Senior Vice President,     1994   320,040     240,000      --            --          --              --               33,080
 Aerospace                 1993   320,040     236,000      --            --          --              --               37,142
Richard L. Dashnaw.......  1995   267,180     160,000      --            --          160,000         --               28,151
Senior Vice President,     1994   238,560     202,000      --            --          --              --               15,274
 Group Operations (4)
David I. Margolis........  1995    56,345      --          --            --          --              --               68,301
Retired,                   1994   676,140   1,082,000      --            --          --              --               40,568
 Chairman of the Board     1993   643,920   1,545,500      --            --          --              --              120,535
 and Chief Executive
 Officer until retirement
 in January 1995

------------------------------
(1) Includes the following annual amounts accrued but not paid under the 1977 Long-Term Performance Plan (the "Performance Plan") for each of the named executive officers for 1993: Mr. Guffey, $332,500; Mr. Schoen, $79,800; Mr. Polsky, $79,800; Mr. Cybulski, $79,800; and Mr. Margolis, $465,500.
     Effective as of December 31, 1993, the Performance Plan was terminated with no additional accruals thereafter. On January 10, 1996, the amounts then accrued plus 15% thereof were converted into restricted stock based on the closing price of the Common Stock on that date, $11. The 15% increase recognized that (i) the value of stock ownership reflects the rise and fall of Coltec's stock price, (ii) there will be no interest accruals and (iii) a one year restriction was added from the date on which accrued amounts would have vested. For amounts fully vested prior to the conversion to restricted stock, restrictions will lapse on January 2, 1997 and on January 2, 1998 for amounts 80% vested and on January 2, 1999 for amounts 60% vested.

(2) The restricted stock owned by each of the named executive officers at December 31, 1995 and the values thereof based on the closing price of the Common Stock on December 29, 1995 were as follows: Mr. Guffey, 23,600 shares, $274,350; Mr. Schoen, 8,222 shares, $95,581; Mr. Cybulski, 19,467 shares, $226,304; and Mr. Margolis, 52,844 shares, $614,312. Restrictions on one half of the number of such shares of restricted stock lapsed on January 2, 1996 and restrictions on the balance of the number of such shares are scheduled to lapse on January 2, 1997. Any dividends payable on the Common Stock would also be payable on such restricted stock.

(3) Pursuant to the Retirement Savings Plan for Salaried Employees, the amounts credited by Coltec for 1995, 1994 and 1993 for each of the named executive officers were as follows: Mr. Guffey, 1995, $9,000; 1994, $8,912; 1993,
     $8,994;  Mr. Schoen, 1995, $9,000; 1994,  $9,000; 1993, $8,994; Mr. Polsky,
     1995, $9,000; 1994, $8,996; 1993, $8,994; Mr. Cybulski, 1995, $9,000; 1994,
     $8,972; 1993,  $8,994; Mr.  Dashnaw, 1995,  $9,000; 1994,  $8,888; and  Mr.
     Margolis,  1995, $9,000;  1994, $8,757; 1993,  $8,994 and  such amounts are included in the amounts in column (i) above. Pursuant to the defined contribution portion of the Benefits Equalization Plan, the amounts credited by Coltec for 1995, 1994 and 1993 for each of the named executive officers were as follows: Mr. Guffey, 1995, $82,281; 1994, $23,142; 1993, $85,168; Mr. Schoen, 1995,
     $38,297;  1994,  $9,763; 1993,  $29,792; Mr.  Polsky, 1995,  $33,468; 1994,
     $8,104; 1993, $29,174;  Mr. Cybulski, 1995,  $25,564; 1994, $10,230;  1993,
     $28,148;  and Mr. Margolis,  1995, $59,301; 1994,  $31,811; 1993, $111,541,
     and such amounts are included in the amounts in column (i) above. Pursuant to the defined contribution portion of the Supplemental Retirement Savings Plan, the amounts credited by Coltec for 1995 and 1994 for Mr. Dashnaw were $19,151 and $6,386, respectively, and such amounts are included in the amounts in column (i) above. The costs to Coltec for 1995, 1994 and 1993 for whole life insurance, measured by the excess of premiums paid over the cash surrender value, pursuant to arrangements wherein Coltec is the sole owner and beneficiary of the insurance policy with an obligation to make certain payments to a beneficiary over a 15 year period in the event of a named executive officer's death while employed, for the named executive officers were as follows: Mr. Guffey, 1995, $20,639; 1994, $19,367; 1993,
     $19,367; Mr. Schoen, 1995, $7,764; 1994, $13,764; 1993, $8,152; Mr. Polsky,
     1995, $6,699;  1994, $12,715;  1993, $7,103;  Mr. Cybulski,  1995,  $9,471;
     1994, $13,878, and such amounts are included in the amounts in column (i) above.

(4) Mr. Dashnaw was not an executive officer at any time during 1993 and, accordingly, information with respect thereto has been omitted.

STOCK OPTIONS

    The following table contains information concerning 1995 grants of stock options under Coltec's 1992 Stock Option and Incentive Plan to the named executive officers and the potential realizable value of these option grants based on assumed rates of stock appreciation of 5% and 10% per year over the 10-year term of the options.

                             OPTION GRANTS IN 1995

                                                                                                 POTENTIAL REALIZABLE
                                      INDIVIDUAL GRANTS                                         VALUE AT ASSUMED ANNUAL
---------------------------------------------------------------------------------------------       RATES OF STOCK
                                (B)              (C)                                            APPRECIATION FOR OPTION
                             NUMBER OF        % OF TOTAL                                                 TERM
                             SECURITIES        OPTIONS           (D)                           -------------------------
                             UNDERLYING       GRANTED TO     EXERCISE OR
           (A)                OPTIONS        EMPLOYEES IN     BASE PRICE           (E)             (F)           (G)
NAME                       GRANTED(#)(1)         1995           ($/SH)       EXPIRATION DATE      5%($)         10%($)
-------------------------  --------------   --------------   ------------   -----------------  ------------   ----------
John W. Guffey, Jr.......     550,000             18.6          $10.75       October 30, 2005    $3,718,300   $9,423,000
Paul G. Schoen...........     250,000              8.4          $10.75       October 30, 2005    $1,690,200   $4,283,200
Laurence H. Polsky.......     250,000              8.4          $10.75       October 30, 2005    $1,690,200   $4,283,200
John M. Cybulski.........     160,000              5.4          $10.75       October 30, 2005    $1,081,700   $2,741,200
Richard L. Dashnaw.......     160,000              5.4          $10.75       October 30, 2005    $1,081,700   $2,741,200

------------------------------
(1) The options are nonqualified options exercisable to the extent of 20% of the total, cumulatively, commencing October 31, 1996 and annually thereafter until fully exercisable on October 31, 2000. Exercise of an option may be by cash, negotiable certificates representing whole shares of Coltec Common Stock (or, subject to the approval of the Compensation Committee, through withholding of Common Stock which would otherwise have been received upon exercise of the option) or any combination thereof. The option agreements contain change-in-control provisions. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements" for additional information.

OPTION EXERCISES AND HOLDINGS

    The following table provides information with respect to the named executive officers concerning the options held as of December 31, 1995 (none of the named executive officers exercised options during 1995):

                      AGGREGATED OPTION EXERCISES IN 1995
                      AND DECEMBER 31, 1995 OPTION VALUES

                                                                      (C)
                                       (B)               -----------------------------
                           ---------------------------
                                                                   VALUE OF
                              NUMBER OF SECURITIES                UNEXERCISED
                             UNDERLYING UNEXERCISED              IN-THE-MONEY
                                   OPTIONS AT                     OPTIONS AT
           (A)                  DECEMBER 31, 1995              DECEMBER 31, 1995
-------------------------  ---------------------------   -----------------------------
NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-------------------------  -----------   -------------   ------------   --------------
John W. Guffey, Jr.......    158,000        732,000        $      -0-      $481,250
Paul G. Schoen...........     72,000        318,000               -0-       218,750
Laurence H. Polsky.......     64,000        306,000               -0-       218,750
John M. Cybulski.........     48,000        192,000               -0-       140,000
Richard L. Dashnaw.......     48,000        192,000               -0-       140,000
David I. Margolis........    180,000        120,000               -0-           -0-

PENSION PLAN

    The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age (age 65) on a single life annuity basis under Coltec's qualified defined benefit plan, as well as nonqualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based for the most part on five-year average final compensation (salary and bonus during the 60 highest-paid consecutive months out of the last 120 months) and years of service with Coltec and its subsidiaries and not subject to deduction for Social Security or other payments:

                               PENSION PLAN TABLE

                                                      YEARS OF SERVICE
     FIVE-YEAR AVERAGE       ------------------------------------------------------------------
    ANNUAL COMPENSATION         10        15         20          25          30          35
---------------------------  --------  --------  ----------  ----------  ----------  ----------
$ 400,000..................  $ 66,100  $ 99,100  $  132,100  $  165,100  $  198,200  $  231,200
  600,000..................   100,100   150,100     200,100     250,100     300,200     350,200
  800,000..................   134,100   201,100     268,100     335,100     402,200     469,200
 1,000,000.................   168,100   252,100     336,100     420,100     504,200     588,200
 1,200,000.................   202,100   303,100     404,100     505,100     606,200     707,200
 1,400,000.................   236,100   354,100     472,100     590,100     708,200     826,200
 1,600,000.................   270,100   405,100     540,100     675,100     810,200     945,200
 1,800,000.................   304,100   456,100     608,100     760,100     912,200   1,064,200
 2,000,000.................   338,100   507,100     676,100     845,100   1,014,200   1,183,200
 2,200,000.................   372,100   558,100     744,100     930,100   1,116,200   1,302,200
 2,400,000.................   406,100   609,100     812,100   1,015,100   1,218,200   1,421,200
 2,600,000.................   440,100   660,100     880,100   1,100,100   1,320,200   1,540,200
 2,800,000.................   474,100   711,100     948,100   1,185,100   1,422,200   1,659,200

    As of December 31, 1995, the five-year average final compensation (average compensation of credited service for a participant with less than 60 months of service) and current years of credited service for each of the following persons were: Mr. Guffey, $1,140,723 and 17 years (including an additional 7 years of credited service as an employee of one of Coltec's subsidiary corporations); Mr. Schoen, $612,810 and 21 years; Mr. Polsky, $539,768 and 4 years; Mr. Cybulski, $480,030 and 14 years (including 9 years of additional credited service as an employee of one of Coltec's subsidiaries in Canada); Mr. Dashnaw, $362,410 and 9 years; and Mr. Margolis, who retired in January 1995, $2,620,816 and 32 years. Compensation covered under the pension plans includes amounts reported in columns (c) and (d) of the Summary Compensation Table. Coltec has agreed to calculate Mr. Guffey's pension benefits as if his prior credited service with a subsidiary were provided under the plan (the benefits of which are set forth in the above table) with payments to be made to him from the qualified plan, non-qualified plans and from Coltec. In addition, Coltec has agreed to calculate Mr. Cybulski's pension benefits as if his prior service earned in a Canadian subsidiary were earned under the plan (the benefits of which are set forth in the above table) and will be offset by benefits earned under the Canadian Pension Plan. Payments will be made to him from the Canadian Pension Plan, the qualified plan, non-qualified plans and from Coltec.

                           COMPENSATION OF DIRECTORS

    Directors who are not also employees of Coltec receive a retainer at the annual rate of $25,000 ($30,000 if Chairperson of a Committee) and receive $1,250 per meeting for attendance at meetings of the Board of Directors and its committees with a maximum of $2,000 for more than one meeting on the same day ($2,500 if Chairperson of one of the meetings). The Board of Directors of Coltec has established a retirement age policy which provides that a director shall not be eligible for nomination to the Board of Directors if such person has attained the age of 70. In connection therewith, the Board of Directors also established a pension arrangement for directors who are not entitled to a pension from Coltec or any subsidiary thereof, with payments for life commencing at the later of retirement or age 70. The annual amount of such payment is calculated on the basis of the number of years of service as a director and would equal $10,000 for five years of service plus an additional $2,000 for each additional year of service up to a maximum annual amount of $20,000.

    Payment of director retainer, committee or attendance fees may be deferred in whole or in part, at the option of a non-employee director, under Coltec's Deferred Compensation Plan for Non-Employee Directors (the "Deferred Compensation Plan") adopted by the Board of Directors of Coltec on January 10, 1996. The Deferred Compensation Plan provides that any fees deferred thereunder shall be credited at the end of each quarter to (i) a share account, which allows for the purchase of share units that represent shares of Common Stock,
(ii) a cash account, which pays interest at a rate based on the ninety-day Treasury bill rate over the past twelve months, or (iii) a combination of both. The amount deferred under the Deferred Compensation Plan will be paid, at the non-employee director's option, in a lump sum or over a ten-year period commencing on the first business day of the calendar year following the year during which the non-employee director ceases to be a director of Coltec.

    Pursuant to the 1994 Stock Option Plan for Outside Directors of Coltec Industries Inc, non-employee directors in 1994 each received an initial grant of an option to purchase 10,000 shares of Common Stock and will receive subsequent option grants to purchase 2,000 shares of Common Stock during their service on the Board of Directors. In April 1995, options to purchase 10,000 shares were granted to Mr. Coppola at an option exercise price of $18.075 per share exercisable in five equal annual installments commencing April 27, 1996.

    On May 30, 1995, the Board of Directors approved Change in Control arrangements for non-employee directors who do not continue to serve as a director of Coltec during any part of the two year period following a Change in Control for reasons other than voluntary resignation or voluntary choice not to stand for re-election. Pursuant thereto each such director would receive a lump sum amount equal to five times the amount of the director's annual retainer being paid at the time he or she ceases to be a director and would have five years as a director added to his or her completed years as a director for purposes of calculating benefits to be paid pursuant to the pension arrangement for directors.

    During 1995, following Mr. Margolis' retirement in January, Coltec provided him with secretarial assistance and office services at a cost to Coltec of approximately $58,000.

             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

    All currently outstanding agreements granting restricted stock or stock options to the named executive officers in the Summary Compensation Table above contain change-in-control provisions. In the case of the restricted stock, in the event of a change-in-control, all restrictions on assignment, transfer or other disposition of the restricted stock lapse. In the case of stock options, in the event of a change-in-control, the options become fully exercisable or, in the alternative, the named executive officer may surrender all or part of the option to Coltec during a one-year period after the change-in-control in exchange for a cash payment for each option surrendered equal to the excess of the fair market value of the Common Stock on the date of surrender over the option price. Fair market value for this purpose equals the last sales price of the Common Stock on the exercise date on the New York Stock Exchange Composite Tape (or, if no such sale occurred on such date, the last date preceding such date on which a sale was reported), except that, in the case of a change of ownership of more than 35% of the outstanding shares of Common Stock, fair market value means the amount of cash and fair market value of other consideration tendered for such outstanding shares.

    As of June 1, 1995, Coltec entered into employment agreements with Messrs. Guffey, Schoen, Polsky, Cybulski and Dashnaw. The agreements expire on May 31, 2000 for Mr. Guffey, on May 31, 1999 for Messrs. Schoen and Polsky and on May 31, 1998 for Messrs. Cybulski and Dashnaw. Compensation payable thereunder is at salary rates not less than those in effect on June 1, 1995, with participation in incentive and employee benefit plans at the discretion of the Board of Directors and the executive's functions, duties and responsibilities are not subject to change. If during the term of the agreements a Change-in-Control (as defined in the agreements) occurs and the executive resigns for Good Reason (as defined in the agreements) which occurs within two years after a Change-in-Control, the executive is (i) to be paid a lump sum equal to salary plus highest annual bonus over the prior three years multiplied by five times for Mr. Guffey, four times for Messrs. Schoen and Polsky and three times for Messrs. Cybulski and Dashnaw, (ii) to continue participation as an active participant in all Coltec perquisites as well as benefit plans and fringe benefit programs for a period of time from the date of termination. Said period of time for Mr. Guffey is five years, for Messrs. Schoen and Polsky is four years and three years for Messrs. Cybulski and Dashnaw. Amounts to be paid are to include an additional tax gross-up covering any excise tax on severance payments. The June 1, 1995 agreements supersede all prior employment agreements.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Guffey is a director of Giddings & Lewis, Inc. and Mr. Coppola, who is a member of Coltec's Stock Option and Compensation Committee, is Chairman, Chief Executive Officer and President of Giddings & Lewis, Inc.

                    STOCK OPTION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee, whose members are all outside directors of Coltec, is charged with establishing and monitoring Coltec's executive compensation program. The Compensation Committee is of the opinion that Coltec's total compensation program for executives should be competitive with the market and that each component should reflect both individual and Coltec performance. In order to ensure that Coltec's total compensation program meets these objectives, the Compensation Committee meets regularly with a recognized expert in executive compensation.

    Coltec's executive compensation program is designed to reward senior management for the creation of shareholder value. This is accomplished by providing annual and longer-term incentives to achieve certain financial goals tied to business performance that, over time, should result in an increase in Coltec's stock price. In addition, a substantial portion of each executive's total compensation is represented by stock options. These stock options only have value if the stock price increases.

    Coltec considers its senior corporate officers, including the named executive officers listed on the Summary Compensation Table, as a team for purposes of designing its total compensation program. The Compensation Committee has implemented this approach by using the same performance criteria to determine all senior executive incentive compensation awards and basing each award on the scope of an executive's responsibilities and years of experience in a given position. Therefore, the discussion below of the determination of Mr. Guffey's 1995 incentive award is also applicable to the determination of incentive awards for the other senior corporate officers.

BASE SALARY

    Base salaries for senior corporate officers are typically adjusted on an annual basis within the applicable salary range. The level of an executive's annual salary adjustment is based on the Compensation Committee's assessment of the executive's contribution to Coltec's profitability and the median salaries paid to executives in similar positions at other companies. In determining competitive salary levels, Coltec relies on published survey data from a number of recognized surveys covering hundreds of companies including, but not necessarily limited to, companies in the Standard & Poor's 500 Index and/or The Dow Jones Industrial Average.

    Mr. Guffey's base salary was increased on January 1, 1995 from $534,240 to $666,360 to reflect his elevation to Chairman and Chief Executive Officer. The increase reflected the approximate median salary level for other chief executive officers in companies of similar size, business and complexity as reported in the published surveys noted above, the experience of Mr. Guffey, and his contribution to Coltec's overall performance in 1994.

ANNUAL INCENTIVE (BONUS) COMPENSATION

    The Annual Incentive Plan (the "Annual Plan") provides for an annual bonus pool for cash incentive awards for any year equal to 6% of Coltec's operating profit. No award may be paid in any year to participating executives unless the operating profit for that year exceeds $100 million. In addition, awards to either of the two executives with the highest base salaries at the end of a plan year cannot exceed 20% of the available bonus pool in any one year.

    Annual incentive awards are determined by Coltec's annual performance compared to its historical performance and the performance of other manufacturing companies included in the FORTUNE 1000 (formerly referred to as the FORTUNE 500 industrial companies) on the basis of return on assets and return on capital, two generally accepted measures for evaluating company business performance. Target bonus levels for participating executives are based on the same published survey data used to determine base salaries. The Compensation Committee has established target bonus levels which are payable for the achievement of corporate performance regarded by the Compensation Committee to be as good as that of other comparable manufacturing companies. If Coltec's actual performance exceeds the established target performance level, actual incentive compensation can significantly exceed individual incentive targets. Conversely, if actual performance does not meet established targets, actual incentive compensation can be reduced or eliminated, as warranted.

    The level of Mr. Guffey's incentive compensation for 1995 was determined by comparing Coltec's performance with its historical performance and the performance of two groups of companies during the first nine months of 1995. The first "traditional" group consists of a peer group of FORTUNE 1000 manufacturing companies with comparable business and/or organizational structures. The second

"select" peer group consists of FORTUNE 1000 companies which rank in the top twenty-five percent of FORTUNE 1000 manufacturing companies in terms of return on assets, return on equity, return on sales, ten-year average growth rate in earnings per share, and ten-year average total return to shareholders. Many of the companies from the traditional and select peer groups are included in the Standard & Poor's 500 Index and/or The Dow Jones Industrial Average.

    Mr. Guffey's incentive compensation reflects Coltec's 1995 performance compared with that of both peer groups during the first nine months of 1995 based on return on assets and return on capital, the annual financial measures that the Compensation Committee believes significantly influence shareholder value. Coltec's results were the highest of all traditional peer group companies for return on assets and return on capital. Among the select peer group, Coltec's results were in approximately the top quartile for return on capital and in the top 15% for return on assets. It is projected that the sum of Mr. Guffey's 1995 salary plus bonus is comparable to that paid to other peer group chief executive officers with comparable 1995 financial performance.

    Mr. Guffey's 1995 bonus exceeds the bonus he was paid in 1994 when he was President and Chief Operating Officer. This increase is attributable solely to the fact that his target bonus is a percentage of base salary which increased significantly upon his elevation to Chief Executive Officer as of February 1, 1995. Mr. Guffey's 1995 bonus is approximately 13% less than the 1994 bonus paid to Coltec's chief executive officer in 1994.

LONG-TERM PERFORMANCE PLANS

    The objective of Coltec's long-term compensation program is to measure and reward senior corporate officers for the achievement of longer-term business goals linked to the increase in shareholder value. This program consists of the 1992 Stock Option and Incentive Plan (the "Option Plan") and the 1994 Long-Term Incentive Plan (the "1994 Incentive Plan").

    The Option Plan provides for grants of stock options at an exercise price equal to the market price of the Common Stock on the date of grant. This plan ties awards directly to the growth in shareholder value by linking option recipient gains to Common Stock price increases above the exercise price. It is the Compensation Committee's general policy to make stock option grants to an executive once every four years, and more frequently to reflect the assignment of increased responsibilities. Consistent with this policy, stock options were granted to the named executive officers and other executives on October 31, 1995. The number of option shares granted to each executive was consistent with Coltec's prior practice and with competitive practices of companies similar to Coltec for executives with like responsibilities.

    The 1994 Incentive Plan replaced the 1977 Long-Term Performance Plan. Both the 1994 Incentive Plan and its predecessor plan were designed to focus Coltec's senior corporate and divisional executives on certain financial goals deemed essential for Coltec's long-term profitability and continued increase in shareholder value, but which may not be directly tied to short-term increases in the market value of Coltec's Common Stock.

    The 1994 Incentive Plan provides for annual grants of performance units ("Units") to senior corporate executives of Coltec and its subsidiaries who are selected by the Compensation Committee. Amounts paid under the 1994 Incentive Plan qualify as "performance-based" compensation which is excludable from the $1 million executive compensation deduction limit passed by Congress in 1993.

    The value of each Unit is determined on the basis of Coltec's cumulative operating profit measured over a three-year performance cycle. The 1994 Incentive Plan provides that no more than 300,000 Units may be awarded for any performance cycle and that no more than 50,000 Units may be awarded to any participant in a given cycle. For the 1995 performance cycle, Mr. Guffey received an additional 10,000 Units to reflect his new responsibilities as Chairman and Chief Executive Officer which brings his total Units to the level established for this position.

    For each three-year performance cycle, the threshold level for cumulative operating profit is $600 million. If that operating profit is achieved, each Unit will have an award value of $12 and will increase by $.0333 for each $1 million that cumulative operating profit for the award cycle exceeds $600 million, except that for the performance cycle commencing January 1, 1994 only, awards had a value of $36 at $600 million of cumulative operating profit and will increase by $.10 for each $1 million of operating profit above the $600 million threshold. The 1994 performance cycle award values were transitional and were intended to replace the incentive opportunity lost for the years 1994 and 1995 as a result of the replacement of the 1977 Long-Term Performance Plan with the 1994 Incentive Plan. There is no maximum limit on the award value that can be earned per Unit. No amounts are payable for a Unit if cumulative operating profit for a performance cycle is less than $600 million.

    Awards are paid two-thirds in cash and one-third in Common Stock that vests in equal installments over three years thus continuing to tie the ultimate value received by the executive to shareholder value. To encourage additional executive stock ownership, executives electing to receive an additional part of an earned award in Common Stock will receive Common Stock with a value which is 15% greater than the foregone cash award. No more than .5% (1% in 1997) of the issued and outstanding Common Stock may be awarded under the 1994 Incentive Plan in any year.

    Coltec also maintains certain benefit programs in which the executive group participates. The compensation attributed to the named executive officers for 1995 from these programs is detailed in this proxy statement. (See Column (I) entitled "All Other Compensation" on the Summary Compensation Table). The Compensation Committee believes that the level of benefits received by Mr. Guffey for participation in these programs reflects the levels received by comparable executives in similar organizations.

    In June 1995, Coltec entered into employment agreements with Messrs. Guffey, Schoen, Polsky, Cybulski and Dashnaw. These agreements provide for salaries not less than those in effect on June 1, 1995 and contain Change-in-Control arrangements. The agreements have expiration dates of five years for Mr. Guffey, four years for Messrs. Schoen and Polsky and three years for Messrs. Cybulski and Dashnaw and supersede prior agreements with expiration dates for Messrs. Guffey, Schoen and Polsky of July 1, 1996. The members of the Compensation Committee, as a majority of the members of the Board of Directors of Coltec, approved the agreements primarily to assure continued service to Coltec by the executives and to afford protection to them in the event of a Change-in-Control.

    During 1993, Congress enacted legislation that could limit the deductibility of compensation paid to Coltec's named executive officers. This legislation provides that compensation paid to any one executive in excess of $1 million will not be deductible unless the compensation falls into certain exemptions or is paid under a shareholder approved plan and qualifies as "performance-based" compensation.

    The Compensation Committee believes that the annual incentive awards and the long-term compensation program components of Coltec's executive compensation program are "performance-based" and that the process by which compensation levels are determined and payments are made is sound and should be continued. In 1994, shareholders approved amendments to the Annual Plan, the Option Plan, and adopted the 1994 Incentive Plan. As a result of these shareholder actions, the Compensation Committee believes that incentive payments made to the named executive officers under Coltec's incentive compensation plans meet the Internal Revenue Service requirements for "performance-based" compensation.

             Joel Moses, Chairman
             Joseph R. Coppola
             J. Bradford Mooney, Jr.
             Richard A. Stuckey

                               PERFORMANCE GRAPH

    The following is a line graph presentation comparing Coltec's cumulative total shareholder return on the Common Stock with the Standard & Poor's 500 Index and The Dow Jones Industrial Average for the period since March 25, 1992, the date when trading began in connection with the initial public offering on April 1, 1992 to December 29, 1995 (assuming an investment of $100 in each on April 1, 1992):

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           COLTEC INDUSTRIES  DOW JONES INDUSTRIAL   S&P 500
3/24/92                  100                   100        100
12/31/92                 128                   104        109
12/31/93                 125                   121        120
12/31/94                 114                   127        122
12/31/95                  78                   174        167

             PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, as the auditors of Coltec, to serve at the pleasure of the Board of Directors for 1996. A member of that firm will be present at the Annual Meeting with the opportunity to make a statement and respond to appropriate questions by shareholders.

    The shareholders of Coltec are asked to consider and act upon the matter of ratifying the appointment of Arthur Andersen LLP. Approval of this Proposal 2 by the shareholders will require the affirmative votes of the holders of a majority of the shares of Common Stock voting at the meeting (assuming a quorum is present). The Board of Directors recommends approval of this Proposal 2. All proxies will be voted in accordance with instructions contained thereon. If no specific instructions are given, the persons named as proxies in the accompanying form will vote FOR Proposal 2.

                                 OTHER MATTERS

    In addition to the use of the mails, proxies may be solicited, at the expense of Coltec, by employees and directors of Coltec personally or by telephone, facsimile transmission, telegram or other means of communication. In addition, Kissel-Blake Inc. has been retained by Coltec as soliciting agent and will be paid a fee of $5,500 by Coltec for this service. Coltec will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy material to beneficial owners of Common Stock.

    As of the date of this Proxy Statement, management has no knowledge of any business other than that described herein that will be presented for consideration at the meeting. In the event any other business is presented at the meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the 1997 Annual Meeting of Shareholders must be received by November 30, 1996, by the Secretary of Coltec (at the address set forth on page one of this Proxy Statement) for inclusion in the Proxy Statement and form of proxy relating to that meeting.

                                 ANNUAL REPORTS

    Coltec's 1995 Annual Report to Shareholders, which contains financial statements for the year ended December 31, 1995, accompanies this Proxy Statement. Coltec's Annual Report on Form 10-K for its fiscal year ended December 31, 1995, will be made available (without exhibits), free of charge, to interested shareholders upon written request to the Secretary of Coltec (at the address set forth on page one of this Proxy Statement).

                                            By order of the Board of Directors
                                                   John W. Guffey, Jr.
                                             CHAIRMAN OF THE BOARD, PRESIDENT
                                               AND CHIEF EXECUTIVE OFFICER

New York, New York
March 22, 1996

                            YOUR VOTE IS IMPORTANT.
    TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD
       AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                        CONFIDENTIAL VOTING INSTRUCTIONS
                                                                  ______________
                                                                    Common Stock

The shares to which these instructions relate will be voted as directed. If no direction is given when the duly executed instructions are returned, the shares will be voted in the same proportion as instructions are received for shares credited to the accounts of participants in the Walbar Savings Plan.

     PLEASE MARK YOUR CHOICE LIKE THIS: /X/ IN BLUE OR BLACK INK

     The undersigned hereby instructs the Trustees of the Walbar Stock Fund of the Walbar Savings Plan, to vote all stock of Coltec Industries Inc credited to my account in the Walbar Stock Fund of the Walbar Savings Plan at the annual meeting of shareholders of Coltec Industries Inc to be held at 10:00 a.m., local time, on Wednesday, May 1, 1996, at the Des Moines Marriott Hotel, 700 Grand Avenue, Des Moines, Iowa, and at any adjournment or adjournments thereof, on the items of business set forth below and on such other business as may properly come before the meeting.

PROPOSAL 1 -   Election of the following nominees as Directors:  Joseph R.
               Coppola, John W. Guffey, Jr., David I. Margolis, J. Bradford
               Mooney, Jr., Joel Moses, Paul G. Schoen and Richard A. Stuckey.

--------------------------------------------------------------------------------

Instructions to vote FOR the nominees includes discretionary authority to vote for a substitute nominee if any of the nominees listed becomes unable or unwilling to serve.

FOR ALL NOMINEES STANDING FOR ELECTION / /    WITHHELD FOR ALL NOMINEES / /   Withheld for the follow-
                                                                              ing only (write the name of
                                                                              the nominee(s) in the space
                                                                              below)

                                                                              ____________________________

PROPOSAL 2 - Appointment of Independent Public
             Accountants

     FOR       AGAINST        ABSTAIN
     / /         / /            / /

                                                            DATE:
                                                                 ---------------------------------
                                                            SIGNATURE:
                                                                      ----------------------------

                        CONFIDENTIAL VOTING INSTRUCTIONS
                                                                  ______________
                                                                    Common Stock

The shares to which these instructions relate will be voted as directed. If no direction is given when the duly executed instructions are returned, the shares will be voted in the same proportion as instructions are received for shares credited to the accounts of participants in the Walbar Canada Inc. Employee Savings and Profit Sharing Plan.

     PLEASE MARK YOUR CHOICE LIKE THIS: /X/ IN BLUE OR BLACK INK

     The undersigned hereby instructs the Trustees of the Walbar Canada Inc. Employee Savings and Profit Sharing Plan, to vote all stock of Coltec Industries Inc credited to my account in the Walbar Canada Inc. Employee Savings and Profit Sharing Plan at the annual meeting of shareholders of Coltec Industries Inc to be held at 10:00 a.m., local time, on Wednesday, May 1, 1996, at the Des Moines Marriott Hotel, 700 Grand Avenue, Des Moines, Iowa, and at any adjournment or adjournments thereof, on the items of business set forth below and on such other business as may properly come before the meeting.

PROPOSAL 1 -   Election of the following nominees as Directors:  Joseph R.
               Coppola, John W. Guffey, Jr., David I. Margolis, J. Bradford
               Mooney, Jr., Joel Moses, Paul G. Schoen and Richard A. Stuckey.

--------------------------------------------------------------------------------

Instructions to vote FOR the nominees includes discretionary authority to vote for a substitute nominee if any of the nominees listed becomes unable or unwilling to serve.

FOR ALL NOMINEES STANDING FOR ELECTION / /    WITHHELD FOR ALL NOMINEES / /   Withheld for the follow-
                                                                              ing only (write the name of
                                                                              the nominee(s) in the space
                                                                              below)

                                                                              ____________________________

PROPOSAL 2 - Appointment of Independent Public
             Accountants

     FOR       AGAINST        ABSTAIN
     / /         / /            / /

                                                            DATE:
                                                                 ---------------------------------
                                                            SIGNATURE:
                                                                      ----------------------------

COLTEC INDUSTRIES                                      COLTEC INDUSTRIES INC
                                                       430 PARK AVENUE
                                                       NEW YORK, NEW YORK

                            THIS PROXY IS SOLICITED
                       ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN W. GUFFEY, JR., and PAUL G. SCHOEN, and each of them, with full power of substitution, as proxy or proxies to vote all stock of Coltec Industries Inc owned by the undersigned, with like effect as if the undersigned were personally present and voting at the annual meeting of shareholders of Coltec Industries Inc to be held at 10:00 a.m., local time, on Wednesday, May 1, 1996, at the Des Moines Marriott Hotel, 700 Grand Avenue,
Des Moines, Iowa, and at any adjournment or adjournments thereof, on the items of business set forth on the reverse side hereof and on such other business as may properly come before the meeting and hereby revokes any proxy or proxies heretofore given.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE /X/

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

COMMON

The Board of Directors recommends a vote "FOR" the nominees in Proposal 1 and "FOR" Proposal 2.

Proposal 1 - Election of the following nominees as Directors:

Joseph R. Coppola             Joel Moses
John W. Guffey, Jr.           Paul G. Schoen
David I. Margolis             Richard A. Stuckey
J. Bradford Mooney, Jr.


FOR ALL NOMINEES STANDING FOR ELECTION.      / /
WITHHELD FOR ALL                             / /

A VOTE FOR THE NOMINEES INCLUDES DISCRETIONARY AUTHORITY TO VOTE FOR A SUBSTITUTE NOMINEE IF ANY OF THE NOMINEES LISTED BECOMES UNABLE OR UNWILLING TO SERVE.


Withhold for the following only
(Write the name of the nominee(s) in the space below)

----------------------------------------------------------

Proposal 2 - Appointment of Independent Public Accountants

FOR            / /
AGAINST        / /
ABSTAIN        / /




Dated:                            , 1996
      --------------------------
Signature(s)
             -----------------------------------------------------

Note: Please sign as name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.